As filed with the Securities and Exchange Commission on June 25, 2003

Registration No. 333-[__________]

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_________________
KNIGHT-RIDDER, INC.
(Exact name of Registrant as specified in its charter)

Florida	38-0723657
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

50 West San Fernando Street
San Jose, CA 95113-2413
(Address of principal executive offices)

_________________
INVESTMENT SAVINGS PLAN FOR EMPLOYEES OF
KNIGHT-RIDDER, INC. AND CERTAIN SUBSIDIARIES

INVESTMENT SAVINGS PLAN FOR EMPLOYEES OF
FORT WAYNE NEWSPAPERS, INC.
(Full title of the Plans)

_________________
Gordon Yamate, Esq.
Vice President and General Counsel
Knight-Ridder, Inc.
50 West San Fernando Street
San Jose, CA 95113-2413
(408) 938-7700
(Name, address and telephone number of agent for service)

_________________
Copy to:
Barbara M. Lange, Esq.
Orrick, Herrington & Sutcliffe LLP
400 Sansome Street
San Francisco, CA 94111-3134
(415) 392-1122

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.02 1/12 per share (3)	2,000,000 shares	$ 68.92	$137,840,000	$ 11,151.26

_______________________

(1)

This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock. The number of shares represents the estimated number of shares that could be purchased under the Plans with employee and Company contributions.

(2)

The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price were calculated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, on the basis of $68.92 per share, which is the average of the high and low prices of the Common Stock on the New York Stock Exchange on June 18, 2003.

(3)	Each share of Common Stock includes Preferred Stock Purchase Rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Common Stock.

          In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*    Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

             Knight-Ridder, Inc. (the "Registrant") and the Investment Savings Plan for Employees of Knight-Ridder, Inc. and Certain Subsidiaries and the Investment Savings Plan for Employees of Fort Wayne Newspapers, Inc. (collectively, the "Plans") hereby incorporate by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

(a)	the Registrant's Annual Report on Form 10-K for the fiscal year ended December 29, 2002;

(b)	all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 29, 2002; and

(c)

the description of the Registrant’s Common Stock and Preferred Stock Purchase Rights contained in the Registrant’s registration statements, including any subsequent amendment or report filed for the purpose of updating such description.

             All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

             Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement.

Item 4.  Description of Securities.

             Not applicable.

Item 5.  Interests of Named Experts and Counsel.

             Not applicable.

Item 6.  Indemnification of Directors and Officers.

             Under Section 607.0850 of the Florida Business Corporation Act, a corporation is in certain circumstances permitted, and in other circumstances may be required, to indemnify its directors and officers against certain expenses (including counsel fees) and other amounts paid in connection with certain threatened, pending or completed civil or criminal actions, suits or proceedings (including certain civil actions and suits which may be instituted by or in right of the corporation), in which such persons were or are parties, or are threatened to be made parties, by reason of the fact that such persons were or are directors or officers of a corporation. Such section also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against any liability which may be asserted against, or incurred by, such persons in their capacities as directors or officers of the corporation, or which may arise out of their status as directors or officers of the corporation whether or not the corporation would have the power to indemnify such persons against such liability under the provisions of such Section.

             Under Article VII of the Registrant’s By-Laws, the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the laws of Florida as from time to time in effect against certain expenses (including counsel fees), judgments, fines and other sums paid in connection with the defense or settlement of threatened, pending or completed civil or criminal actions, suits or proceedings (including certain civil actions and suits which may be instituted by or in the right of the Registrant), to which such persons are parties or are otherwise involved in, by reason of the fact that such persons were or are directors or officers of the Registrant. For the complete text of Article VII of the Registrant’s By-Laws, reference is made to Exhibit 3.2 to the Registrant’s Form 10-K, filed with the Commission on March 5, 2003 (File No. 001-07553), which exhibit is incorporated herein by reference.

             The Registrant maintains insurance for its directors and officers against certain liabilities, including liabilities under the Securities Act, under insurance policies, the premiums for which are paid by the Registrant. The effect of these insurance policies is to indemnify any director or officer of the Registrant against expenses, judgments, fines, attorneys’ fees and other amounts paid in settlements incurred by such person, subject to certain exclusions.

Item 7.  Exemption from Registration Claimed.

             Not applicable.

Item 8.  Exhibits.

Exhibit Number	Document Name

23	Consent of Ernst & Young LLP.

24	Powers of Attorney.

99.1	Investment Savings Plan for Employees of Knight-Ridder, Inc. and Certain Subsidiaries, as amended.

99.2	Investment Savings Plan for Employees of Fort Wayne Newspapers, Inc., as amended.

             The Registrant will submit or has submitted the Plans and any amendments thereto to the Internal Revenue Service (the “IRS”) in a timely manner and will make or has made all changes required by the IRS in order to qualify the Plans.

Item 9.  Undertakings.

            (a)         The undersigned Registrant hereby undertakes:

                           (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                          (i)           to include any prospectus required by Section 10(a)(3) of the Securities Act;

                                         (ii)          to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set for the in the “Calculation of Registration Fee” table in the effective Registration Statement;

                                        (iii)          to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                           (2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                          (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on June 25, 2003.

KNIGHT-RIDDER, INC.

By: /s/ MARY JEAN CONNORS
Mary Jean Connors
Senior Vice President/Human Resources

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ P. ANTHONY RIDDER* P. Anthony Ridder	Chairman of the Board Chief Executive Officer (Principal Executive Officer)	June 25, 2003

/s/ GARY R. EFFREN Gary R. Effren	Chief Financial Officer Senior Vice President (Principal Financial Officer)	June 25, 2003

/s/ MARGARET R. RANDAZZO Margaret R. Randazzo	Vice President Controller (Controller, Principal Accounting Officer)	June 25, 2003

/s/ KATHLEEN FOLEY FELDSTEIN* Kathleen Foley Feldstein	Director	June 25, 2003

/s/ RONALD D. MC CRAY* Ronald D. Mc Cray	Director	June 25, 2003

/s/ PATRICIA MITCHELL* Patricia Mitchell	Director	June 25, 2003

/s/ M. KENNETH OSHMAN* M. Kenneth Oshman	Director	June 25, 2003

/s/ VASANT PRABHU* Vasant Prabhu	Director	June 25, 2003

/s/ RANDALL L. TOBIAS* Randall L. Tobias	Director	June 25, 2003

/s/ GONZALO F. VALDES-FAULI* Gonzalo F. Valdes-Fauli	Director	June 25, 2003

/s/ JOHN E. WARNOCK* John E. Warnock	Director	June 25, 2003

*    Constitutes all members of the Registrant’s Board of Directors.

             Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on June 25, 2003.

INVESTMENT SAVINGS PLAN FOR EMPLOYEES OF KNIGHT-RIDDER, INC. AND CERTAIN SUBSIDIARIES

By: /s/ GARY R. EFFREN
Gary R. Effren
401(k) Plan Committee, Chairman

INVESTMENT SAVINGS PLAN FOR EMPLOYEES OF FORT WAYNE NEWSPAPERS,INC.

By: /s/ GREGORY A. JOHNSON
Gregory A. Johnson
Administrative Committee, Member

INDEX TO EXHIBITS

Exhibit Number	Document Name

23	Consent of Ernst & Young LLP.

24	Powers of Attorney.

99.1	Investment Savings Plan for Employees of Knight-Ridder, Inc. and Certain Subsidiaries, as amended.

99.2	Investment Savings Plan for Employees of Fort Wayne Newspapers, Inc., as amended.